Exhibit 99.1

2015-08

Contact:  Scott Lamb

Vice President, Investor Relations

(713-513-3344)

scott.lamb@c-a-m.com

CAMERON ELECTS TWO NEW BOARD MEMBERS

HOUSTON, February 25, 2015 — Cameron (NYSE: CAM) announced that it has elected Brent J. Smolik and R. Scott Rowe to the Company’s Board of Directors, effective today.

Smolik, 53, has served since 2012 as Chairman, President and Chief Executive Officer of EP Energy Corporation (NYSE:EPE), a Houston-based oil exploration firm.  Before assuming his current position, he was Executive Vice President and President of El Paso Exploration & Production Company.  He has more than 30 years of experience in the energy industry and had previously held senior management and engineering positions with ConocoPhillips, Burlington Resources and Atlantic Richfield Company.  He holds a BS in Petroleum Engineering from Texas A&M University.

Rowe, 44, joined Cameron in 2002 and currently serves as the Company’s President and Chief Operating Officer, a position he has held since October 1, 2014.  Before assuming his current position, he was Chief Executive Officer of OneSubsea, a joint venture of Cameron and Schlumberger.  Previously he served as President of the Company’s Subsea Systems division and before that as President of Engineered and Process Valves business in the Company’s Valves and Measurement segment.  He is an Engineering Management graduate from the US Military Academy at West Point and holds an MBA from Harvard Business School.

Cameron Chairman and Chief Executive Officer Jack B. Moore said,  “Brent brings substantial E&P operating experience to our board coupled with an exceptional track record in leading organizations.  Scott brings a deep and diverse understanding of Cameron having successfully led a number of our operating units.  As such, the two of them bring fresh and complementary perspectives to our board.  We are pleased to welcome them, and we expect they will make significant contributions to our objective of building long-term shareholder value.”

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil and gas industries.